EXHIBIT 3.1

STATE OF DELAWARE

SECRETARY OF STATE

DIVISION OF CORPORATIONS

FILED 09:00 AM 12/22/2000

001647149 - 3322292

CERTIFICATE OF FORMATION
OF
TOYOTA AUTO FINANCE RECEIVABLES LLC

This Certificate of Formation of Toyota Auto Finance Receivables LLC (the “Company”), is being executed by the undersigned for the purpose of forming a limited liability company under the Delaware Limited Liability Company Act (6 Del. C. §18-101, et seq.).

1.

Name. The name of the limited liability company formed hereby is Toyota Auto Finance Receivables LLC.

2.

Registered Office. The address of its registered office in the State of Delaware is c/o The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801.

3.

Registered Agent. The name and address of its registered agent for service of process in the State of Delaware is The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation as of the 22 day of December, 2000.

By:

/s/ Lloyd Mistele

Lloyd Mistele

Authorized Person